Exhibit (d)(3)

Execution Copy

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 13, 2014, is entered into by and among MF Parent LP, a Delaware limited partnership (“Parent”), MF Merger Sub Corp., a Massachusetts corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”), and each of the persons set forth on Schedule A hereto (each, a “Stockholder”).  All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Seller Common Stock, Seller Stock Options and Seller Restricted Stock Units, in each case set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A next to the Stockholder’s name, together with any shares of Seller Common Stock that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by any Stockholder prior to the occurrence of the Termination Date (as defined below) under this Agreement with respect to such Stockholder, including any shares of Seller Common Stock acquired or otherwise beneficially owned by such Stockholder upon the exercise of Seller Stock Options or Seller Restricted Stock Units after the date hereof (collectively “After-Acquired Shares”), being referred to herein, with respect to each Stockholder, as such Stockholder’s “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Purchaser and MicroFinancial Incorporated, a Massachusetts corporation (“Seller”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended pursuant to the terms thereof, the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer to purchase all the outstanding shares of Seller Common Stock, followed by a merger of Purchaser with and into the Seller upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Purchaser to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to the Subject Shares, Seller Stock Options and Seller Restricted Stock Units of such Stockholder, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER AND VOTE

1.1.         Agreement to Tender.  Subject to the terms of this Agreement, each Stockholder agrees (severally and not jointly) to tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances except for Permitted Encumbrances.  Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than five (5) Business Days after, the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or in the case of any After-Acquired Shares directly or indirectly acquired subsequent to such fifth (5th) Business Day, no later than two (2) Business Days after such acquisition), each Stockholder shall deliver pursuant to the terms of the Offer (a) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (b) a certificate representing all such Subject Shares that are certificated or, in the case of a book-entry share of any uncertificated Subject Shares, written instructions to such Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), and (c) all other documents or instruments required to be delivered by other Seller stockholders pursuant to the terms of the Offer (it being understood that this sentence shall not apply to Seller Stock Options or Seller Restricted Stock Units that are not exercised during the term of this Agreement).  Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw such Subject Shares from the Offer, unless and until this Agreement shall have terminated with respect to such Stockholder in accordance with Section 5.2.

1.2.         Agreement to Vote.  Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees (severally and not jointly) that, until the Termination Date with respect to such Stockholder, at any annual or special meeting of the stockholders of the Seller, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Seller, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Seller contained in the Merger Agreement, or of any Stockholder contained in this Agreement or (B) result in the failure of any of the conditions set forth in Article VIII or Annex I of the Merger Agreement to be satisfied; and (ii) against any Acquisition Proposal and against any other action, agreement or transaction involving the Seller that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the

Merger or the other transactions contemplated by the Merger Agreement, including (w) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Seller (other than the Offer and the Merger); (x) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, Intellectual Property) of the Seller or any reorganization, recapitalization or liquidation of the Seller, in each case to the extent not expressly permitted by the Merger Agreement; (y) any change in the present capitalization of the Seller or any amendment or other change to the Seller’s Articles of Organization or Bylaws in each case not permitted by the Merger Agreement; or (z) other matter relating to, or in connection with, any of the foregoing matters described in this Section 1.2.  For the avoidance of doubt, each Stockholder agrees that for so long as this Agreement is in effect, the obligations of such Stockholder contained in this Article I shall not be affected by any Adverse Recommendation Change or any acceptance by the Seller of any Acquisition Proposal.  Each Stockholder shall retain at all times the right to vote the Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Seller’s stockholders generally, provided that such vote would not reasonably be expected to adversely affect, or prevent or delay the consummation of, the Offer or the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants, on its own account with respect to such Stockholder’s Subject Shares, to Parent and Purchaser as to such Stockholder on a several basis, that:

2.1.         Authorization; Binding Agreement.  If such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). If such Stockholder is married, and any of the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, is enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.2.         Non-Contravention.  Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (a) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares, Seller Stock Options or Seller Restricted Stock Units is  bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of such Stockholder (other than one created by Parent or Purchaser or otherwise pursuant to this Agreement), or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or by which any of its Subject Shares, Seller Stock Options or Seller Restricted Stock Units  are bound.

2.3.         Ownership of Subject Shares; Total Shares.  Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all such Stockholder’s Subject Shares, Seller Stock Options and Seller Restricted Stock Units and has good and marketable title to all such Subject Shares and Seller Stock Options free and clear of any Encumbrances, except for any Permitted Encumbrances; provided that the Subject Shares held by each Stockholder that is a trust are owned beneficially by the beneficiary of such trust.  The shares of Seller Common Stock, Seller Stock Options and Seller Restricted Stock Units listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Seller Common Stock, Seller Stock Options and Seller Restricted Stock Units beneficially owned by such Stockholder as of the date hereof.

2.4.         Voting Power.  Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, with no limitations, qualifications or restrictions on such powers, subject to applicable United States federal securities Laws and this Agreement, in each case with respect to all such Stockholder’s Subject Shares.  Such Stockholder: (a) is not a party to any contract (including any voting agreement) with respect to any of its, his or her Subject Shares; (b) has not deposited any of its Subject Shares into any voting trust; and (c) has not granted any proxy or power of attorney with respect to any of its Subject Shares, in each case inconsistent with such Stockholder’s obligations under this Agreement.

2.5.         Reliance.  Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6.         Absence of Litigation.  With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the actual knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including any shares of Seller Common Stock, Seller Stock Options or Seller Restricted Stock Units beneficially owned by such Stockholder) before or by any Governmental Authority that could reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

2.7.         Brokers.  No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Parent, Purchaser or Seller in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Stockholders that:

3.1.         Organization and Qualification.  Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization.  Parent is a duly organized and validly existing limited partnership in good standing under the Laws of the jurisdiction of its organization.  All of the issued and outstanding capital stock of Purchaser is owned directly by Parent.

3.2.         Authority for this Agreement.  Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that until the Termination Date occurs with respect to such Stockholder:

4.1.         No Transfer; No Inconsistent Arrangements.  Except as provided hereunder, from and after the date hereof and until the Termination Date has occurred with respect to such Stockholder, such Stockholder shall not, directly or indirectly, (a) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, Seller Stock Options or Seller Restricted Stock Units, (b) transfer, sell, assign, gift, hedge (except for personal financial and estate planning arrangements entered into in the ordinary course and not in frustration of this Agreement), pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Subject Shares into any tender or exchange offer), or enter into any derivative arrangement (collectively, “Transfer”), with respect to any of such Stockholder’s Subject Shares, Seller Stock Options or Seller Restricted Stock Units, or any right or interest therein (or consent to any of the foregoing), (c) enter into any agreement with respect to any Transfer of such Stockholder’s Subject Shares, Seller Stock Options or Seller Restricted Stock Units or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, Seller Stock Options or Seller Restricted Stock Units except any revocable proxy or power-of-attorney granted in favor of its investment manager on terms not inconsistent with the terms of this Agreement and the transactions contemplated hereby, (e) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares, or (f) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect.  Any action taken in violation of the foregoing sentence shall be null and void ab initio.  Notwithstanding the foregoing, any Stockholder may Transfer Subject Shares, Seller Stock Options or Seller Restricted Stock Units (i) to any member of such Stockholder’s immediate family, (ii) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family or (iii) by will or under the laws of intestacy upon the death of such Stockholder; provided, that a transfer referred to in clause (i) through (iii) of this sentence shall be permitted only if all of the representations and warranties in this Agreement with respect to such Stockholder would be true and correct upon such transfer and the transferee agrees in writing, in a manner reasonably acceptable to Parent, to accept such Subject Shares, Seller Stock Options or Seller Restricted Stock Units subject to the terms of this Agreement and to be bound by the terms of this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement.  If any involuntary Transfer of any of such Stockholder’s Subject Shares, Seller Stock Options or Seller Restricted Stock Units in the Seller shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares, Seller Stock Options or Seller Restricted Stock Units subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.  Notwithstanding the foregoing, such Stockholder may make Transfers of its Subject Shares, Seller Stock Options or Seller Restricted Stock Units as Parent may agree in writing in its sole discretion.

4.2.         No Exercise of Appraisal Rights.  Such Stockholder forever waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of such Stockholder’s Subject Shares that may arise in connection with the Merger.

4.3.         Documentation and Information.  Such Stockholder shall not, and shall cause each of his, her or its Representatives or Affiliates not to, make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent).  If either party reasonably believes that any statements are required by law or regulation, such party shall consult with the other party regarding the content of such statements.  None of the Stockholders or any of their Representatives or Affiliates shall take any action or make any public statement, whether or not in writing, that disparages or denigrates the Merger Agreement, the parties thereto or any of the transactions contemplated thereby.  Such Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC or other Governmental Authority or applicable securities exchange, to the extent Parent determines such filing is required by applicable Law or regulation, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary or advisable in connection with the Offer, the Merger and any other transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares, Seller Stock Options and Seller Restricted Stock Units, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange.  Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

4.4.         Adjustments.  In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Seller affecting the Subject Shares, Seller Stock Options and Seller Restricted Stock Units, the terms of this Agreement shall apply to the resulting securities. Each Stockholder agrees to promptly notify Parent of the number of any new Subject Shares acquired by such Stockholder after the date hereof; any such Subject Shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

4.5.         Waiver of Certain Actions.  Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Seller or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the Closing) or (b) alleging a breach of any duty of the Seller Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

4.6.         No Solicitation.  Subject to Section 5.14, each Stockholder shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or public announcement of any proposal or offer that constitutes any Acquisition Proposal, (ii) furnish to any Person (other than Parent) any information with respect to or in connection with, or take any other action intended to facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iii) resolve or agree to do any of the foregoing.  Each Stockholder shall and shall direct and use its reasonable best efforts to cause its Representatives to, (x) immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person or groups that may be ongoing with respect to any Acquisition Proposal or potential Acquisition Proposal as of the date hereof, (y) request the prompt return or destruction of all confidential information with respect to any Acquisition Proposal or potential Acquisition Proposal previously furnished to any Person and (z) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of his, her or its Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.    Each Stockholder shall advise Parent promptly (and in any event within forty-eight (48) hours) of (A) any Acquisition Proposal received by such Stockholder or his, her or its Representatives and (B) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal received by such Stockholder or his, her or its Representatives, which notice, in each case, shall specify the party making such Acquisition Proposal or indication or inquiry and the material terms and conditions of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of all written requests, proposals, offers or proposed agreements).  Each Stockholder shall keep Parent informed on a reasonably current basis (and in any event no later than 24 hours after any material change) of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal received by such Stockholder or his, her or its Representatives or indication or inquiry (including, if applicable, any revised copies of any written requests, proposals, offers or proposed agreements) and the status of any such discussions or negotiations.  Any Stockholder’s or his, her or its Representatives’ receipt of any Acquisition Proposal shall not relieve the Stockholder from any of his obligations hereunder.

4.7.         No Groups.  Each Stockholder agrees that, without the prior written consent of Parent, it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any Seller Common Stock or other voting securities of the Seller for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

4.8.         No Registration of Transfers.   Each Stockholder, except as otherwise permitted hereby, agrees that he, she or it shall not request that the Seller or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Subject Shares.

4.9.         Stop Transfer.  Each Stockholder (a) shall and does authorize Parent or its counsel to, notify the Seller’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares) to the extent provided herein and (b) consents to the entry of stop transfer instructions by the Seller of any transfer of such Stockholder’s Subject Shares. The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the termination of this Agreement pursuant to Section 5.2.

ARTICLE V

MISCELLANEOUS

5.1.         Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy or facsimile transmission (providing confirmation of transmission) addressed as follows:

If to Parent or Purchaser, to:

MF Parent LP/MF Merger Sub Corp.

c/o Fortress Investment Group
1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Attention:  General Counsel – Credit Funds

Fax No.: 917-639-9672
Email:  gc.credit@fortress.com

with required copies to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005-1413

Attn: David E. Zeltner

Fax No.: (212) 822-5003

Email:  dzeltner@milbank.com

If to any Stockholder, to the address set forth below such Stockholder’s signature hereto.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. Eastern Time shall be deemed to have been received at 9:00 a.m. Eastern Time on the next Business Day.

5.2.         Termination.  This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, or (c) the mutual written consent of Parent and such Stockholder (the date of termination with respect to any Stockholder being referred to herein as the “Termination Date”).  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (ii) the provisions of this Article V shall survive any termination of this Agreement.

5.3.         Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4.         Expenses.  All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

5.5.         Entire Agreement; Assignment.  This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of the other parties; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

5.6.         Enforcement of the Agreement.  The parties agree that irreparable damage would occur in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions.  It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.  Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

5.7.         Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.  This Agreement will be governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts, without giving effect to the choice of law principles thereof. Each of the parties hereto hereby, for purposes of all claims or actions under this Agreement (a) expressly and irrevocably submits to the exclusive jurisdiction of (i) the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts or (ii) any United States federal court located in the Commonwealth of Massachusetts (collectively, the “Massachusetts Courts”) in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Massachusetts Court; provided that each of the parties shall have the right to bring any action or Proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable Law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.1.  Nothing in this Section 5.7, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. EACH OF PARENT, PURCHASER, AND THE STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, PURCHASER, AND THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.8.         Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.9.         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.10.       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

5.11.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.  This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

5.12.       Interpretation.  The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa.  The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in Massachusetts, unless otherwise specified.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

5.13.       Further Assurances.  Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

5.14.       Capacity as Stockholder.  Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Seller, and not in such Stockholder’s capacity as a director, officer or employee of the Seller.  Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Seller in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Seller, or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Seller, or prevent or be construed to create any obligation on the part of any director or officer of the Seller from taking any action in his or her capacity as such director or officer, and no action taken solely in any such capacity as an officer or director of the Seller shall be deemed to constitute a breach of this Agreement.

5.15.       Stockholder Obligation Several and Not Joint.  The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

5.16.       No Presumption Against Drafting Party.  Each party hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

5.17.       No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, each Stockholder covenants, agrees and acknowledges that he, she or it shall in no event have any recourse whatsoever under this Agreement or any documents or instruments delivered in connection with this Agreement against any of Parent’s present or former directors, executive officers, employees, or Affiliates (collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties for any obligation or liability of Parent under this Agreement or any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith, for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

5.18        Effectiveness.  This Agreement shall not be effective unless and until (a) the Merger Agreement has been executed by all parties thereto and (b) as to a Stockholder, this Agreement has been executed by Parent, the Purchaser and such Stockholder.

[Signature Pages Follow.]

The parties are executing this Agreement on the date first set forth in the introductory clause of this Agreement.

MF PARENT LP

By: MF Investor GP LLC, its General Partner

By:	/s/ David E. King
	Name:	David E. King
	Title:	Director

MF MERGER SUB CORP.

By:	/s/ David E. King
	Name:	David E. King
	Title:	Director

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

TORRENCE C. HARDER

By:	/s/ Torrence C. Harder
Name: Torrence C. Harder
Address: 340 Royal Poinciana Way Suite 317-380 Palm Beach, FL 33480 Fax: (561) 659-7345

TORRENCE C. HARDER REVOCABLE TRUST OF 2006

By:	/s/ Torrence C. Harder
Name: Torrence C. Harder
Title: Trustee

LAUREN E. HARDER 2001 IRREVOCABLE TRUST

By:	/s/ Torrence C. Harder
Name: Torrence C. Harder
Title: Trustee

ASHLEY J. HARDER 2000 IRREVOCABLE TRUST

By:	/s/ Torrence C. Harder
Name: Torrence C. Harder
Title: Trustee

ENTREPRENEURIAL VENTURES, INC.

By:	/s/ Torrence C. Harder
Name: Torrence C. Harder Title: President

HARDER FAMILY 2011 LLC

By:	/s/ Torrence C. Harder

Name: Torrence C. Harder
Title: Managing Member

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

PETER R. VON BLEYLEBEN

By:	/s/ Peter R. von Bleyleben
Name: Peter R. von Bleyleben
Address: 66 Norfolk Road Chesnut Hill, MA 02467

PETER R. VON BLEYLEBEN REVOCABLE TRUST

By:	/s/ Peter R. von Bleyleben
Name: Peter R. von Bleyleben Title: Trustee

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

BRIAN E. BOYLE

By:	/s/ Brian E. Boyle
Name: Brian E. Boyle Address: 11 Toms Hill Path Truro, MA 02666-0786 Fax: (617) 249-1966

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

ALAN J. ZAKON

By:	/s/ Alan J. Zakon
Name: Alan J. Zakon Address: 32 Cardinal Lane Key Largo, FL 33037

[Signature Page to Tender and Support Agreement]

STOCKHOLDER

FRITZ VON MERING

By:	/s/ Fritz von Mering
Name: Fritz von Mering Address: 7 Wainwright Road, Unit 3 Winchester, MA 01890

[Signature Page to Tender and Support Agreement]

SCHEDULE A

Name		Common Stock
Torrence C. Harder	Torrence C. Harder Revocable Trust of 2006	11,681
	Ashley J. Harder 2000 Irrevocable Trust	123,683
	Lauren E. Harder 2001 Irrevocable Trust	123,683
	Entrepreneurial Ventures, Inc.	276,045
	Harder Family 2011 LLC	400,000
	Direct	711,600

Brian E. Boyle		1,501,583

Peter R. Bleyleben	Direct	16,246
	Peter R Bleyleben Revocable Trust	1,452,525

Fritz von Mering		151,652

Alan Zakon		245,976

Total		5,014,674